Exhibit 10.2

AQUA METALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is entered into effective as of May 2, 2018 between AQUA METALS, INC., a Delaware corporation (“Company”), and STEPHEN COTTON (“Employee”).

1.	EMPLOYMENT.

1.1       General. Company hereby employs Employee in the capacity of President, in accordance with the terms of this Agreement, the Amended and Restated Bylaws of the Company, as further amended from time to time (“Bylaws”), and all the policies and procedures set forth in the Company’s employee handbook as in effect as of the date of this Agreement and as it may be modified or amended in the future (“Employee Manual”), and other Company policies or procedures currently in effect or subsequently implemented. Employee acknowledges that Employee is not employed for a specific term but is an at-will employee who may resign at any time without notice. Likewise, the Company may terminate the Employee at any time, with or without notice, and with or without cause or reason, provided that the Company may not terminate the Employee without Cause (as defined below) except upon the approval of the the Board of Directors of the Company (“Board”), which approval must include the affirnative vote of at least one Kanen Nominee (as such term is defined in that Setllement Agreement dated May 2, 2018 by and among the Company, David L. Kanen and Kanen Wealth Management LLC) to the Board

1.2       Effective Time of Appointment. Employee shall commence his full-time employment by the Company effective as of May 7, 2018, however, Employee shall not assume the position or duties of President of the Company until immediately following the Company’s filing with the Securities Exchange Commission of its Quarterly Report on Form 10-Q for the period ended March 31, 2018, which is expected to take place on or about May 9, 2018. Pending Employee’s formal assumption of the position and duties of President of the Company, Employee shall devote his services hereunder to familiarizing himself with the Company’s operations and finance and other matters relative to his assumption of the office of President.

1.3       Work Location. Employee shall provide his services hereunder from the Company’s facilities in Alameda, California or McCarran, Nevada, as appropriate.

2.	GENERAL WORK RESPONSIBILITIES.

2.1       General. In the absence of a Chief Exective Officer appointed by the Board, Employee shall serve as the principal executive officer of the Company and, except as otherwise provided by the Board, shall be responsible for the executive management and oversight of the Company including all technical research and development, operations, marketing, finance and corporate governance pertaining to all Company operations, including reporting all aspects of financial performance to investors and members of the Board as required by federal and state law and other national and international regulatory agencies. At all other times, the Employee has the active management of the business of the Company under the general supervison of the Chief Executive Officer of the Company and the Board.

2.2       Assignments. Work assignments are made at the exclusive discretion of the Chief Executive Officer and Board and the Chief Executive Officer and Board have the absolute right to assign Employee new or different job duties as deemed appropriate by either.

3.             EMPLOYEE’S OBLIGATIONS. Employee covenants and agrees, as a condition of accepting or continuing employment with the Company, to all the terms and conditions in the Employee Manual, other agreements executed by Employee and all Company policies, procedures and other agreements now in existence or hereafter implemented, including, without limitation, the duty to:

3.1       Comply with all Company policies and procedures as set forth in the Employee Manual, policy and procedure manuals, safety manuals and other sources (as amended from time to time);

3.2       Devote his full time and attention to meet the requirements set forth in the job description which objectives or duties may change from year to year;

3.3       Follow the direction and recommendations of the Chief Executive Officer and the Board;

3.4       Refrain from investing in any direct competitor of the Company except that Employee may at any time own beneficially up to one (1%) of the stock of any competing corporation whose securities are listed on a national securities exchange or regularly traded in the national over-the-counter-market; and

3.5       To observe and comply at all times with the provisions of the Company’s insider trading policy (as amended, from time to time) and with every rule of law and every regulation in force in relation to dealings in stock, shares, debentures or other securities of the Company (including in relation to unpublished price sensitive information affecting such securities), in whatever jurisdiction, and to observe and comply with all laws and regulations of any stock exchange, market or dealing system in which such dealings take place.

4.	COMPENSATION.

4.1       Salary. The Employee will be paid an annual salary of Four Hundred Ten Thousand Dollars ($410,000). Salary shall be paid on a bi-weekly basis as adjusted from time to time. During employment, the Company will pay Employee the base salary in accordance with the terms of the Employee Manual, less state and federal withholding and authorized deductions.

4.2       Annual Performance Bonuses. Employee shall be eligible to receive annual performance-based bonuses of up to 50% of his then current salary based upon achievement of specific milestones established by the Compensation Committee (“Committee”) of the Board in advance and at its discretion. The bonus shall be paid in restricted stock units (“RSUs”) under the Company’s Amended and Restated 2014 Stock Incentive Plan, as it may be amended from time to time, or any successor equity incentive plan (“Plan”). Each RSU shall entitle the Employee to receive one (1) share of the Company’s $0.001 par value common stock (“Common Stock”) based on satisfaction of the performance milestones. Upon the Committee’s determination of the bonus milestones for any annual bonus period, the Commitee shall provide the Employee with an award of RSU’s, including terms of settlement of the RSUs based on satisfaction of the performance milestones, in an amount equal to 50% of the Employee’s then current annual salary divided by the Fair Market Value (as such term is defined in the Plan) as of the award date.

4.3       Contingent Share Bonus. The Company agrees to issue to the Employee under the Plan 100,000 shares of Common Stock (subject to adjustment for splits, combinations and the like) subject to and contingent upon upon the volume-weighted average price of the Common Stock trading on its principal stock market or stock exchange equaling or exceeding $7.00 per share (subject to adjustment for splits, combinations and the like) over any thirty (30) consecutive trading days during the first 12 months of the Employee’s employment by the Company (or through the date of termination of Employee’s service to the Company if sooner).

4.4       Benefits. Employee shall be entitled to the insurance and employee benefits set forth in the Employee Manual and such other benefits that are made available generally to senior management of the Company (“Benefits”). The Company does not warrant that it will continue to offer the same or similar medical insurance benefits or other related Benefits in the future and reserves the right to modify, reduce or eliminate benefits at its sole discretion.

4.5       Equity Awards. Concurrent with the execution of this Agreement, Employee shall be granted an award of options to purchase up to 840,000 shares of Common Stock, on the terms and subject to the conditions set forth in the Stock Option Agreements of even date herewith between the Company and Employee. The Employee may be eligible for such other equity awards granted by the Committee, at its discretion from time to time, in each case subject to a written equity award agreement signed by the Company and Employee independent of this Agreement. The execution of any such equity award agreements will not alter the at-will status of the Employee or the terms and conditions of this Agreement and the rights of the Employee under this Agreement shall not be effected by virtue of the adoption, amendment, termination or enforceability of any equity award agreement or other related documents.

4.6       Withholding. The Employee shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to any equity awards. If the Employee shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Employee any federal, state or local taxes of any kind required by law to be withheld with respect to any such equity award.

4.7       Severance on Termination Without Cause Or For Good Reason. If the Company terminates the Employee for any reason without Cause (including death or Disability) or Employee resigns from the Company for Good Reason, the Employee shall continue to receive the salary and Benefits set forth in Section 4.1 and Section 4.4, respectively, less all federal and state withholding, for a period of 12 months following the effective date of termination. The receipt of any severance pursuant to this Section 4.7 will be subject to Employee signing, and not revoking, a customary separation agreement and release of claims in a form acceptable to the Company in its reasonable discretion. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

5.	CONFIDENTIAL INFORMATION, NON DISCLOSURE, AND TRADE SECRETS AGREEMENT.

5.1       Confidentiality. Employee expressly agrees that he will never disclose to a third party or make unauthorized use of any “Confidential Information” as defined in the Confidential Information, Non-Disclosure, and Trade Secrets Agreement attached hereto as Exhibit A to this Agreement.

5.2       Exclusivity. Employee shall not during his employment directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which would be in competition with the Company, or which would prevent Employee from rendering the agreed services to Company during the tenure of his employment.

6.             TERMINATION. Upon termination of employment, Employee shall return all Company’s property such as cell phones, lap tops, or other tangible and intangible property including, without limitation, customer lists, manuals, contract forms, documents or any other tangible or intangible documents or information used by the Company in the Employee’s possession at the time of termination, in a manner consistent with Company policy.

7.             SURVIVAL OF PROVISIONS OF AGREEMENT POST TERMINATION. All the obligations set forth in Sections 4, 5.1, 6 and 8 shall survive the termination of the Agreement and the termination of Employee’s employment with the Company.

8.	MISCELLANEOUS.

8.1       Notices. All notices required or permitted hereunder shall be in writing and deemed properly given when delivered in person to Employee or to a corporation officer of Company, as the case may be, or when deposited in the United States mail, postage prepaid and properly addressed to the party to be notified, if to Employee, to his residence, and if to Company, to its Secretary, at the home office, Alameda, California, or to any such other address as shall have last been given by the party to be notified.

8.2       Parties Benefited. This Agreement shall inure to the benefit of, and be binding on Employee, his heirs, executors and administrators and on Company, its successors and assigns.

8.3       Assignments. This Agreement may be assigned at any time by Company to any related corporation or a successor corporation. In the event of such an assignment, the assignee corporation to which the Agreement is assigned shall automatically be substituted for the assignor Company for all intentions and purposes and to the same extent as if this assignee were the Company that had originally executed this Agreement. This is a personal contract and the Employee cannot assign or transfer all or any portion of the contract, except that in the event of the Employee’s death the compensation due and owing the Employee can be paid in accordance with any assignment of death benefits.

8.4       Waiver. The waiver by either party of a default or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach.

8.5       Modifications. The provisions of this Agreement shall constitute the entire agreement between the parties, with respect to the specific terms set forth herein, and may only be modified by an agreement in writing signed by the party against whom enforcement is sought. Modifications to this Agreement do not change or alter the at-will status of the Employee.

8.6       Construction of Agreement. This Agreement shall be construed consistently with the terms and conditions of all other Company policies and procedures, which are referenced in this Agreement. If there is any conflict with the terms of this Agreement and Company policy or procedure, this Agreement shall be interpreted to comply with Company policies or procedures.

8.7       Supersedes Prior Agreements. This Agreement and all the terms thereof supersede all prior employment agreements executed by Employee but shall be interpreted consistent with the Employee Manual and other policies and procedures of the Company. This Agreement will be interpreted independently of any and all agreements executed by Employee pertaining to equity awards.

8.8       Attorneys Fees. The prevailing party in any action brought to enforce this Agreement may recover reasonable attorneys’ fees and costs including all costs and fees incurred in the preparation, trial and appeal of an action brought to enforce this Agreement.

8.9       Applicable Law. It is the intent of the parties that all provisions of this Agreement be enforced to the fullest extent permissible under the law and public policy of the state of California, unless prohibited by law in which case this Agreement shall be enforced in accordance with the laws where the action for enforcement is filed. If any section is determined by a court of law to be unenforceable, that section shall be severed from the Agreement and the balance of the Agreement shall be enforced according to its terms.

9.             DEFINITIONS. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:

9.1       “Disability.” The Employee shall be deemed to have a Disability for purposes of this Agreement if either (i) the Employee is deemed disabled for purposes of any group or individual disability policy or (ii) in the good faith judgment of the Board, the Employee is substantially unable to perform the Employee’s duties under this Agreement for more than ninety (90) days, whether or not consecutive, in any twelve (12) month period, by reason of a physical or mental illness or injury.

9.2       “Cause” shall mean (i) Employee’s conviction of, or plea of nolo contendere to, a felony; (ii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company; (iii) any act or acts of dishonesty by Employee intended or reasonable expected to result in any gain or personal enrichment of Employee at the expense of the Company; or (iv) if Employee fails to perform the duties and responsibilities of his position after a written demand from the Board which describes the basis for the Board’s belief that Employee has not substantially performed his duties and provides Employee with thirty (30) days to take corrective action.

9.3       “Good Reason” shall mean, in the context of a resignation by the Employee, a resignation that occurs within thirty (30) days following the occurrence, without the written consent of the Employee, of one or more of the following events: (i) any adverse change in the Employee’s base salary then in effect; (ii) a significant reduction of the Employees responsibilities relative to Employee’s responsibilities in effect immediately prior to such reduction; provided, however, that “Good Reason” shall not be deemed to exist hereunder if such change in Base Salary or reduction of responsibilities occurs in connection with (x) changes or reductions generally applicable to the Company’s management group, (y) Employee’s engagement in any action or any inaction that would otherwise enable the Company to terminate the Employee for Cause or (z) the Board’s appointment of a Chief Executive Officer.

10.           EMPLOYEE CERTIFICATION. Employee hereby certifies that he has had an adequate opportunity to review, and understands all the terms and conditions of, this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

EMPLOYEE

/s/ Stephen Cotton
Stephen Cotton

COMPANY

Aqua Metals, Inc.,
A Delaware corporation

By:	/s/ Thomas Murphy
Thomas Murphy,
Chief Financial Officer